                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                 COMMISSION FILE NUMBER 0-30876

                            Changepoint Corporation
              -----------------------------------------------------
              (Exact name of registrant as specified in its charter)

    1595 Sixteenth Avenue, Suite 700, Richmond Hill, Ontario, Canada L4B 3N9
                                 (905) 886-7000
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                           Common Shares, no par value
             --------------------------------------------------------
             (Title of each class of securities covered by this Form)

                           Common Shares, no par value
             --------------------------------------------------------
    (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)       [ ]           Rule 12h-3(b)(1)(i)        [ ]
   Rule 12g-4(a)(1)(ii)      [ ]           Rule 12h-3(b)(1)(ii)       [ ]
   Rule 12g-4(a)(2)(i)       [X]           Rule 12h-3(b)(2)(i)        [X]
   Rule 12g-4(a)(2)(ii)      [ ]           Rule 12h-3(b)(2)(ii)       [ ]
                                           Rule 15(d)-6               [ ]


Approximate number of holders of record as of the certification or notice date: Fourteen

Pursuant to the requirements of the Securities Exchange Act of 1934, Changepoint Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: August 23, 2000                      By: /s/ John A. Anhang
                                               ------------------------
                                               John A. Anhang
                                               Chief Financial Officer